Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS

NET INCOME INCREASES BY $3.4 MILLION FOR THE QUARTER
AND $16.4 MILLION FOR THE YEAR-TO-DATE

BALDWYN, MS, December 2, 2009 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its third quarter ended October 31, 2009, and year-to-date for fiscal 2009.

Financial highlights for the third quarter include:

•
Net sales for the quarter were $72.7 million compared with $70.6 million in the third quarter last year, and comparable same store sales increased 4.0%, compared with a 2.1% increase in the previous year.

•	Operating income for the quarter increased by $3.6 million as a result of a $4.5 million profit in this quarter compared to a $0.9 million profit in the previous year’s third quarter.

•
Net income was $3.0 million, or $0.16 basic earnings per share, in the third quarter of fiscal 2009, compared to a net loss of $0.3 million, or $0.02 loss per share in the third quarter of fiscal 2008.

•	EBITDA for the quarter was $6.1 million, an increase of $3.5 million over the same period last fiscal year.

•	Inventories have been reduced by $10.0 million compared to the same period last year.

•
At quarter end, the Company had outstanding borrowings under its Revolver of $25.0 million and outstanding letters of credit of $6.0 million.  The Note balance was $21.6 million and the warrant discount on the Notes was $8.8 million.  Additional amounts available to borrow at that time were $43.1 million.

Year-to-date financial highlights include:

•
Net sales year-to-date were $196.4 million compared with $198.2 million in the year-to-date last year, and comparable same store sales increased 0.9%, compared with a 2.9% increase in the previous year.

•	Operating income year-to-date increased by $8.0 million as a result of the $4.4 million of income in 2009 compared to a $3.6 million loss in 2008.

•	Net loss was $0.1 million, or $0.01 per share, in year-to-date for fiscal 2009, compared to a net loss of $16.5 million, or $0.87 per share for fiscal 2008 year-to-date.

•	EBITDA for year-to-date fiscal 2009 was $9.2 million, an increase of $7.8 million over the same period last fiscal year.

Jane Aggers, President and Chief Executive Officer commented, “We are beginning to experience meaningful top line improvement in combination with significant operating cost reductions.  Our strong quarter and year to date results are a testament to the hard work of all of our associates and management team.  We are cautiously optimistic that we can continue to execute our business plan throughout the remainder of the year and into 2010.”

Operating Results

Gross margin for the third quarter of 46.5% was a 350 basis point improvement over the 43.0% of the prior year.  This increase reflects a 220 basis point reduction in merchandise cost, a 50 basis point reduction in freight costs, and an 80 basis point reduction in sourcing and warehousing.  Year-to-date, gross margin improved by 210 basis points to 45.8%.  This improvement was driven by the same fundamentals that drove third quarter improvements.

Selling, general and administrative expenses for the third quarter decreased to $28.2 million (38.8% of sales) from $28.3 million (40.1% of sales) in the prior year.  Year-to-date, selling, general and administrative expenses have been reduced by $4.6 million to $82.3 million (41.9% of sales) from $86.9 million (43.9% of sales) year-to-date last year. Third quarter reductions were driven by increased labor efficiency, reductions in current quarter advertising expenses offset by certain incremental retail operating costs.  Year-to-date reductions were driven by increased labor efficiency, reduced store operating expenses, and savings of professional fees.

Store Openings, Closings and Remodels

During the current fiscal year, the Company opened 3 stores, closed 1 store, remodeled 5 locations, and ended the quarter with 265 stores.

Rights Plan Amendment

The Board recently adopted an amendment to the Company’s Rights Agreement designed to preserve substantial tax assets for future use.  Hancock’s ability to use the tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code.  The Amendment is designed to reduce the likelihood that Hancock will experience an ownership change by (i) discouraging any person (together with such person's affiliates or associates) from acquiring 4.95% or more of the then outstanding Common Stock and (ii) discouraging any person (together with such person's affiliates or associates) that currently beneficially owns at least 4.95% of the outstanding Common Stock from acquiring more than a specified percentage of additional shares of Common Stock. There is no guarantee, however, that the Rights Plan will prevent the Company from experiencing an ownership change.  As a result of this amendment, the Company’s Rights Agreement is now similar to tax benefit preservation plans adopted by many other public companies with significant tax attributes.

Third Quarter Conference Call

Hancock will hold its third quarter earnings conference call tomorrow, Thursday, December 3, at 10:00 CST.  To participate in the conference call, please call 800-599-9816 or 617-847-8705 (Int’l) and provide the operator with pass code #81066171.  If you are unable to attend the live call, a replay will be available by dialing 888-286-8010 or 617-801-6888 (Int’l) and entering pin #80450652. The replay will be available by phone or on the Company’s website at approximately 1:00 p.m. CDT on Thursday, December 3, 2009 and will remain available through Thursday, December 17, 2009.

A simultaneous webcast of the conference call may be accessed at www.hancockfabrics.com. Go to “About Us,” click on “Investors” then on “Event Calendar.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 265 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, depreciation and amortization, and reorganization expenses.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net earnings and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
(in thousands, except per share amounts)	2009	2008	2009	2008

Sales	$72,730	$70,563	$196,380	$198,178
Cost of goods sold	38,946	40,208	106,368	111,547

Gross profit	33,784	30,355	90,012	86,631

Selling, general and administrative expense	28,211	28,286	82,311	86,915
Depreciation and amortization	1,064	1,141	3,280	3,271

Operating income (loss)	4,509	928	4,421	(3,555)

Reorganization expense, net	182	1,060	592	7,990
Interest expense, net	1,234	851	3,944	5,417

Income (loss) from continuing operations before
income taxes	3,093	(983)	(115)	(16,962)
Income taxes	64	-	64	-

Income (loss) from continuing operations	3,029	(983)	(179)	(16,962)
Earnings (loss) from discontinued operations (net of tax expense of $0 and $0)
	3	656	52	436

Net income (loss)	$3,032	$(327)	$(127)	$(16,526)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.16	$(0.05)	$(0.01)	$(0.89)
Earnings from discontinued operations	-	0.03	-	0.02
Net earnings (loss)	$0.16	$(0.02)	$(0.01)	$(0.87)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.15	$(0.05)	$(0.01)	$(0.89)
Earnings from discontinued operations	-	0.03	-	0.02
Net earnings (loss)	$0.15	$(0.02)	$(0.01)	$(0.87)

Weighted average shares outstanding:
Basic	19,427	19,096	19,306	19,050
Diluted	20,128	19,096	19,306	19,050

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	October 31,	November 1,	January 31,
(in thousands, except for share amounts)	2009	2008	2009 (1)
Assets
Current assets:
Cash and cash equivalents	$4,265	$3,540	$2,338
Receivables, less allowance for doubtful accounts	3,952	3,146	3,380
Inventories	103,864	113,906	104,156
Income taxes refundable	-	1,879	-
Prepaid expenses	2,269	2,730	1,735
Total current assets	114,350	125,201	111,609

Property and equipment, net	42,758	46,420	45,039
Goodwill	3,210	3,406	3,210
Other assets	5,131	6,116	4,816
Total assets	$165,449	$181,143	$164,674

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$25,838	$22,863	$21,437
Accrued liabilities	15,840	14,430	14,813
Other pre-petition obligations	1,744	2,953	2,796
Total current liabilities	43,422	40,246	39,046

Long-term debt obligations, net	37,821	56,210	42,977
Capital lease obligations	3,209	3,308	3,287
Postretirement benefits other than pensions	2,270	8,972	2,211
Pension and SERP liabilities	23,227	5,509	21,706
Other liabilities	7,678	8,171	8,098
Total liabilities	117,627	122,416	117,325

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,139,070, 33,093,570 and 33,084,570 issued and 19,811,306,
19,726,876 and 19,716,303 outstanding, respectively	332	331	331
Additional paid-in capital	88,780	87,734	88,017
Retained earnings	124,780	120,809	124,907
Treasury stock, at cost, 13,381,764, 13,366,694
and 13,368,267 shares held, respectively	(153,698)	(153,683)	(153,684)
Accumulated other comprehensive income (loss)	(12,372)	3,536	(12,222)
Total shareholders' equity	47,822	58,727	47,349
Total liabilities and shareholders' equity	$165,449	$181,143	$164,674

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year January 31, 2009.

Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconciliation of EBITDA

(unaudited)	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
(in thousands)	2009	2008	2009	2008

Net cash provided by operating activities
before reorganization activities	$8,487	$13,589	$13,539	$9,187
Depreciation and amortization, including cost of goods sold	(1,601)	(1,685)	(4,788)	(4,929)
Amortization of deferred loan costs	(61)	(65)	(185)	(468)
Amortization of bond discount	(583)	(582)	(1,748)	(595)
Interest paid-in-kind by issuance of notes payable	-	(423)	(694)	(423)
Interest accrued on Pre-Petition Obligations	-	-	-	(2,219)
Stock compensation expense	(223)	(183)	(764)	(663)
Reserve for store closings credits, including interest expense	8	1,263	(294)	2,162
Other	23	218	104	448
Reorganization expense, net	(182)	(1,060)	(592)	(7,990)
Changes in assets and liabilities	(2,836)	(11,399)	(4,705)	(11,036)

Net earnings (loss )	3,032	(327)	(127)	(16,526)
Earnings from discontinued operations	(3)	(656)	(52)	(436)
Income taxes	64	-	64	-
Interest expense, net	1,234	851	3,944	5,417
Reorganization expense, net	182	1,060	592	7,990
Depreciation and amortization, including cost of goods sold	1,601	1,685	4,788	4,929

EBITDA	$6,110	$2,613	$9,209	$1,374